                                                                Exhibit 23.2

INDEPENDENT AUDITORS' CONSENT

We consent to the use in Amendment No. 1 to Registration Statement No. 333-4036 of Nematron Corporation on Form S-2 of our report dated December 9, 1994 (which expresses an unqualified opinion and includes an explanatory paragraph relating to substantial doubt about the Company's ability to continue as a going concern), included and incorporated by reference in the Annual Report on Form 10-KSB, as amended by Form 10-KSB/A filed on February 2, 1996 and Form 10-KSB/A-2 filed on May 20, 1996, of Nematron Corporation for the year ended September 30, 1995, appearing in the Prospectus, which is part of this Registration Statement and to the reference to us under the heading "Experts" in such Prospectus.

Deloitte & Touche LLP

Ann Arbor, Michigan
May 20, 1996